Exhibit 99.1

Media Contact:

Steve Sturgeon

QLogic Corporation

858.472.5669

steve.sturgeon@qlogic.com

Investor Contact:

Jean Hu

QLogic Corporation

949.389.7579

jean.hu@qlogic.com

QLOGIC ANNOUNCES APPOINTMENT OF CHRISTINE KING TO BOARD OF DIRECTORS

ALISO VIEJO, Calif., April 30, 2013 – QLogic Corp. (Nasdaq:QLGC), a leading supplier of high performance network infrastructure solutions, today announced that Christine King has been appointed to its board of directors, increasing the number of directors to eight.

King has extensive executive experience leading and working with technology companies. Her previous roles include serving as the chief executive officer and president of Standard Microsystems Corporation and AMI Semiconductor, Inc., and over 23 years at IBM in various management and executive positions, including her last assignment as Vice President of Semiconductor Solutions. In addition, King has extensive board experience having previously served on the boards of several technology companies, including Atheros Communications, Inc. and Analog Devices, Inc., and currently serves as a director of Idaho Power Company.

“I am very pleased to welcome Christine to the QLogic Board of Directors,” said H.K. Desai, chairman of the board and executive chairman, QLogic. “Christine has extensive senior management and operational experience with a number of technology companies and an in-depth knowledge of the semiconductor industry. I am confident that she will be a valuable contributor to QLogic.”

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QLogic – the Ultimate in Performance

QLogic (Nasdaq:QLGC) is a global leader and technology innovator in high performance networking, including adapters, switches and ASICs. Leading OEMs and channel partners worldwide rely on QLogic products for their data, storage and server networking solutions. For more information, visit www.qlogic.com.